                                                                                     EXHIBIT 10.1

AGREEMENT FOR DEPOSIT TRANSFER AND ASSUMPTION,
PURCHASE AND SALE OF ASSETS AND ASSIGNMENT
AND ASSUMPTION OF LEASE

This AGREEMENT is made as of this 13th day of November, 2007, by and between Savings Institute Bank and Trust Company, a federally chartered stock savings bank having its principal office in Willimantic, Connecticut (the "Purchaser"), and The Bank of Southern Connecticut, a Connecticut state chartered bank and trust company having its main office in New Haven, Connecticut (the "Seller");

WHEREAS, the Seller desires, upon the terms and conditions set forth herein, to (i) divest the deposit liabilities of its branch office at 15 Masonic Street, New London, Connecticut (the "Branch"), (ii) sell the Loans described in Section 1.4, (iii) sell the Assets described in Section 2.1 and (iv) consummate the other transactions contemplated hereby (collectively, the "Transactions"); and

WHEREAS, the Purchaser desires to assume such deposit liabilities of the Branch, to purchase the Loans and the Assets as more specifically set forth herein and to consummate the Transactions;

NOW, THEREFORE, in consideration of the commitments and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Seller and the Purchaser (each, a "Party" and collectively, the "Parties") agree and covenant as follows:

ARTICLE I
ASSUMPTION OF LIABILITIES

1.1           Time and Place of Closing.

(a)           The closing of the transactions contemplated hereby (the "Closing") shall occur on a Friday at 5:00 p.m. on a date mutually agreeable to the Parties following receipt of all Government Approvals (as defined in Section 1.9), the expiration of all legally mandated waiting periods, the receipt of all other required consents and the satisfaction of all of the closing conditions (the "Closing Date");

(b)           The Closing shall be at the offices of the Purchaser or at such other place as the Seller and the Purchaser may mutually agree.

1.2           Transfers and Consideration.

(a)           The Purchaser agrees that on and after the Closing Date, subject to the terms and conditions of this Agreement, it will assume the following Deposit Liabilities (as defined below):

(i)           Assumption of Deposits. On the Closing Date, subject to the terms and conditions set forth in this Agreement, the Purchaser will assume the aggregate outstanding balance of all deposit accounts attributed on the records of the Seller to the Branch, including, without limitation, all savings, checking, transaction, negotiable order of withdrawal and certificate accounts, plus accrued interest payable on such accounts as of the Closing Date as reflected on the records of the Seller, but shall not include: (a) deposits which are held by the Seller pursuant to or under any judgment, decree or order of any court, are subject to any legal restraint or legal process, or are subject to any lien, claim, charge or encumbrance; (b) deposits which, in the calendar year in which the Closing occurs, become subject to escheat to any government authority pursuant to applicable escheat and unclaimed property laws; (c) any deposit under a trust or custodial arrangement qualified as an individual retirement account within the meaning of section 408 of the Internal Revenue Code of 1986, as amended (the "Code"), (d) accounts maintained by a customer solely or principally to facilitate the sending of funds remittances outside the United States, and (e) deposits that, in the sole discretion of the Seller, are essential to maintaining relationships with customers that have accounts or loans domiciled at any of the Seller's other offices (collectively, the "Deposit Liabilities"). (A list of such Deposit Liabilities as of November 5, 2007 is attached hereto as Schedule 1.2.)  Such schedule shall be updated as of the Closing Date.

(ii)           Except as expressly set forth in Section 1.2(a)(i), the Purchaser will not assume any other Deposit Liabilities of the Seller arising prior to the Closing Date, and the Purchaser will not assume any other Deposit Liabilities whatsoever of the Seller arising on and after the Closing Date.

1.3           Payment.

(a)           The amount to be paid by the Seller to the Purchaser in consideration of the assumption by the Purchaser of the Deposit Liabilities (the "Deposit Transfer Amount") shall equal the outstanding balances and accrued interest on the Deposit Liabilities ("Closing Balances") as of the close of business on the Closing Date reduced by (i) the amount of any overdrafts described in Sections 1.4 and 1.10 and (ii) an amount determined by multiplying the Closing Balances ((i) and (ii) collectively, the "Adjustments") less (x) any and all deposits identified in Schedule 1.3 and 1.3(a) annexed hereto by TWELVE PERCENT (12%) and (y) the deposits identified in Schedule 1.3 by SIX PERCENT (6%) (e.g. if the deposits identified in Schedule 1.3 Closing Balances are $3,500,000 and the all other deposit Closing Balances are $10,000,000, the (x) and (y) reduction amount would be $1,200,000 plus $210,000, or $1,410,000) (collectively, the "Deposit Premium").

(b)           Because the final Deposit Transfer Amount will not be determinable until after the Closing Date, the Seller shall pay the Purchaser by wire transfer of immediately available U.S. funds and the Seller shall effect the wire transfer by 2:00 p.m. on the Closing Date in an amount equal to the outstanding balances and accrued interest on the Deposit Liabilities as of the close of business on the third business day preceding the Closing Date net of Adjustments (the "Deposit Closing Payment"). The Seller shall deliver to the Purchaser on the business day immediately prior to the Closing Date a preliminary settlement statement setting forth a calculation of the Deposit Closing Payment.

(c)           The Seller shall deliver to the Purchaser no later than three (3) business days after the Closing Date a final settlement statement the ("Final Settlement Statement") setting forth a calculation of the Deposit Transfer Amount and the difference between the Deposit Transfer Amount and the Deposit Closing Payment. If the Purchaser objects to any items on the Final Settlement Statement, the Purchaser shall have the right to deliver written notice (the "Disputed Items Notice") to the Seller within five (5) days after receipt by the Purchaser of the Final Settlement Statement, specifying the basis for such objection and setting forth the Purchaser's proposed modification to the Final Settlement Statement. If the Purchaser delivers a Disputed Items Notice, the Seller and the Purchaser shall attempt to resolve and determine the correct Deposit Transfer Amount as promptly as practicable. In the event the Purchaser delivers a timely Disputed Items Notice and the Seller and the Purchaser are unable to resolve such dispute within five (5) days after the Purchaser's receipt of such Disputed Items Notice, the items in dispute shall be submitted for a final and binding determination to an individual independent arbiter jointly selected by the Seller and the Purchaser (the "Arbiter").  The Arbiter shall prepare his or her resolution statement within five (5) business days of appointment.  The difference between the Deposit Transfer Amount and the Deposit Closing Payment shall be paid by wire transfer of funds by the Seller to the Purchaser or by the Purchaser to the Seller, as applicable, no later than five (5) business days after the Closing Date or after the resolution of the Purchaser's objections, as the case may be.  Any such amount shall accrue interest daily at the average of the near closing bid rates for Federal Funds as published in The Wall Street Journal during the period (or the most recently published daily rate prior to such date) from, but excluding, the Closing Date to and including the date of payment. Further, any errors on Deposit Liabilities or accrued interest thereon ("Mistakes-in-Fact") which are determined as of the date of the Final Settlement Statement shall be reconciled as of such date and appropriate adjustments of payments shall be made to the Seller or the Purchaser, as appropriate, at such time. Notwithstanding the foregoing, or anything else herein to the contrary, any Mistakes-in-Fact which shall be determined by the Seller or the Purchaser thereafter related to the transactions contemplated hereby shall nevertheless be reconciled by adjustment or payment to the Seller or the Purchaser, as appropriate, within thirty (30) business days of such determination; provided that any such Mistakes-in-Fact must be determined within six months after the Closing Date in order for a claim to be made with respect thereto.

(d)           The Purchaser agrees to pay Seller the following two additional premiums (each a "Premium") on the deposits identified in Schedule 1.3: (i) THREE PERCENT (3%) of the outstanding balances and accrued interest on the deposits identified in Schedule 1.3 as of the close of business on the ninetieth (90th) day (the "Maturity Date") after the Closing Date; and (ii) THREE PERCENT (3%) of the outstanding balances on the deposits identified in Schedule 1.3 as of the close of business on the one hundred and eightieth (180th) day (the "Maturity Date") after the Closing Date.  Purchaser shall pay the Seller each Premium by wire transfer of immediately available U.S. funds within five business days following the respective Maturity Date for each Premium.

(e)           If the Seller accepts an item on or before the Closing Date, which item is returned as uncollectible, and no offset of funds is available to the Purchaser, then the Seller shall be liable for such item in an amount equal to the portion not covered by offset; provided that, the Seller shall have the exclusive right to pursue any and all rights and remedies against the party that presented such item and the Purchaser agrees to assign to the Seller any and all contractual rights necessary for the Seller to pursue such rights and remedies. Adjustment to the Deposit Closing Payment will be made as necessary to reflect the Seller's liability.

1.4           Purchase of Loans.

Seller shall transfer to the Purchaser all loans (each a "Loan" and collectively, the "Loans") attributed on the records of the Seller to the Branch, except that overdrafts approved by the Seller with respect to ledger dates on or not more than ten (10) days prior to the Closing Date will be handled in accordance with Section 1.10 and provided that such Loans are no more than ninety (90) days past due as of the Closing Date as reflected on the records of the Seller.  In the event any Loans secured by passbook savings accounts are not transferred from the Seller to the Purchaser due to such Loans being more than ninety (90) days past due, the passbook savings accounts securing such Loans will also not be transferred to the Purchaser.  The Loans shall be transferred by the Seller to the Purchaser by negotiation of the promissory notes and assignment of the applicable security agreements.

1.5           Loan Purchase Price.

The Purchaser agrees to pay to the Seller, on the Closing Date, an amount equal to the unpaid principal due on the Loans as reflected on the books of the Seller as of the Closing Date in immediately available U.S. funds (the "Loan Purchase Price").

1.6           Additional Obligations of the Parties.

(a)           On the Closing Date, the Seller shall:

(i)           execute, acknowledge and deliver to the Purchaser all such endorsements, assignments, and other instruments of conveyance, assignment and transfer that shall reasonably be necessary to consummate the assumption of the Deposit Liabilities free and clear of all liens and encumbrances and the purchase of the Loans.

(ii)           assign, transfer and deliver to the Purchaser such of the following records pertaining to the Deposit Liabilities and the Loans as exist and are available (in whatever form or medium maintained by the Seller):

(A)	signature cards, orders and contracts, including promissory notes and security agreements related to the Loans, between the Seller and depositors at the Branch and records of similar character; and

(B)           records of account; and

(iii)           for five (5) years, unless a longer period is required by applicable law, retain the records of the Seller which directly relate to any Deposit Liability or Loan that are maintained on microfilm, microfiche, computer disk or other media and, upon reasonable request of the Purchaser made to an officer of the Seller, as designated from time to time by the Seller, shall provide the Purchaser, at the Purchaser's expense, with copies of such records in a form reasonably acceptable to the Purchaser. The Seller shall promptly respond to requests of the Purchaser with the records requested or, for non-routine requests, a date or time by which a response may be reasonably expected. It is agreed that this obligation of the Seller shall survive in the event of any change of control transaction of the Seller.

(b)           The Purchaser agrees that it will preserve and safely keep, for as long as may be required by applicable law, all of the files, books of account and records referred to above for the joint benefit of itself and the Seller, and that it will permit the Seller or its representatives, at any reasonable time upon reasonable notice and at the Seller's expense, to inspect, or to make extracts from or copies of, any such files, books of account or records as the Seller shall deem reasonably necessary.

(c)           The Seller agrees to provide to the Purchaser within thirty (30) days of the date hereof and every thirty (30) days thereafter until the Closing Date, an updated list of all Deposit Liabilities, identifying the types of each such deposit, the amounts thereof, the interest rate(s) paid thereon, whether such deposit secures a Loan and the name(s) and address(es) of each depositor as well as all other pertinent information regarding each depositor. The Purchaser shall have the right, prior to the Closing Date, at reasonable times and upon reasonable notice, to review the books and records of the Seller relating to such Deposit Liabilities in accordance with Section 8.1 for the purpose of verifying the accuracy of the foregoing list.

(d)           The Seller shall render a final statement of account and related tax reporting to each depositor whose accounts are assumed by the Purchaser hereunder as of the Closing Date, including the filing of such tax reporting with the appropriate taxing authorities.

(e)           The Seller and the Purchaser shall give all notices and take all other actions necessary and required, including actions required by applicable laws, in connection with the Seller's assignment of and the Purchaser's assumption of the Deposit Liabilities and the Loans, and the Seller's closing of the Branch as of the Closing Date, with prior notice to and consultation with the other Party.

1.7           Notice to Customers/Public Disclosures.

As mutually agreed upon by the Parties, the Purchaser and/or the Seller shall, notify holders of all accounts at the Branch at least thirty (30) days prior to the Closing Date of the Transactions and their impact on such account holders.  The Purchaser shall not contact any such account holder or send any notice to any such account holder without the prior consent of the Seller except as otherwise provided herein.

(a)           Any press release, public notice or notice to local officials regarding the transactions contemplated by this Agreement to be made prior to the Closing Date shall be approved in writing by both Parties prior to its release, unless the form and content of such release or notice are mandated by law, regulations or government authority. Such approval of either Party shall not be unreasonably withheld, conditioned or delayed. If approval is not required, the parties nevertheless agree to confer prior to any such release or notice.

(b)           At a time mutually agreed upon between the Parties the Purchaser shall, at its expense, mail a notice to all depositors of the Branch whose accounts are to be assumed by the Purchaser notifying them of the impending transactions contemplated hereby. Prior to mailing, the Purchaser shall submit the proposed form of such notice to the Seller for review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)           At a time mutually agreed upon between the Parties, , the Seller shall mail a notice to all depositors of the Branch whose accounts are to be assumed for the purpose of advising them of the impending transactions contemplated hereby. Prior to mailing, the Seller shall submit the proposed form of such notice to the Purchaser for review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Alternatively, the Seller may, at no expense to the Seller, fulfill its obligations under this subsection (c) by joining in the notice to be mailed by the Purchaser pursuant to subsection (b) hereinabove.

(d)           No later than approximately ten (10) days prior to the Closing Date, the Purchase shall notify holders of checks and ATM cards of the procedure for utilizing new checks and ATM cards to be issued by the Purchaser.

1.8           Certain Transitional Matters.

Following the Closing Date:

(a)           The Purchaser agrees to pay in accordance with law and customary banking practices all properly payable, properly drawn, endorsed and presented checks, drafts and withdrawal orders drawn on accounts assumed by the Purchaser in the transactions contemplated hereby and presented to the Purchaser by mail, over the counter or through the check clearing system of the bank or thrift industry by depositors whose accounts are assumed by the Purchaser hereunder, if drawn on the checks, drafts or withdrawal order forms provided by the Purchaser, and in all other respects to discharge, in the usual course of its banking or thrift business, the duties and obligations of the Seller with respect to the balances due and owing to such depositors. The Purchaser agrees that it will pay all properly payable, properly drawn, endorsed and presented checks, drafts and withdrawal orders drawn on accounts assumed by the Purchaser in the Transactions and presented to the Purchaser by mail, over the counter or through the check clearing system of the bank or thrift industry by depositors whose accounts are assumed by the Purchaser hereunder, if drawn on the checks, drafts or withdrawal order forms of the Seller, for a period of ninety (90) days following the Closing Date.

(b)           If any such depositors, instead of accepting the obligation of the Purchaser to pay the Deposit Liabilities, shall demand payment from the Seller for all or any part of any such Deposit Liabilities, the Seller shall not be liable for making such payment. If any of such depositors shall draw a check, draft or withdrawal against the Deposit Liabilities, including accrued interest, which is presented or charged to the Seller after the Closing Date, the Seller may pay the same and the Purchaser agrees to reimburse the Seller promptly upon demand for any such payments or charges properly made or incurred as though the Seller was a collecting bank and not a payor bank with respect to such checks, drafts or withdrawals.  The Seller shall have the obligations of a collecting bank and not a payor bank or paying bank with respect to such checks, drafts or withdrawals. After the Closing, the Seller will make available to the Purchaser for pick up from the Seller's offices or the offices of the Seller's agent and/or processor all of the checks, drafts, or other items related to the Deposit Liabilities that are received by the Seller from the Federal Reserve Bank and/or any regional or local clearinghouse during the morning of each such business day on an "as-received basis."   The Purchaser agrees, at its cost and expense, and without charge to such depositors, to notify such depositors, within five (5) business days after the Closing Date, of the Purchaser's assumption of the Deposit Liabilities and to furnish each such depositor with checks, draft or withdrawal orders on the forms of the Purchaser and with instructions to utilize the Purchaser's checks, draft or withdrawal forms and to destroy unused checks, draft or withdrawal orders of the Seller.

(c)           The Purchaser agrees to pay promptly to the Seller an amount equal to the amount of any checks, drafts or withdrawal orders credited to a Deposit Liability (net of the applicable premium paid by the Purchaser with respect to the deposits represented by any such instrument) which are returned to the Seller after the Closing Date, whether or not such checks, drafts or withdrawal orders were credited to such account before or after the Closing Date; provided, however, that if the Seller shall have failed to provide to the Purchaser on the Closing Date information properly reflecting any provisional credit or uncollected funds "hold" information with respect to uncollected funds represented by any such item, the Purchaser's obligations under this Section 1.8(c) with respect to such item shall be limited to the amount of collected funds in the applicable deposit account.  Adjustments after the Closing Date shall be made daily as may be required. Such adjustments shall be delivered by overnight mail or courier in the form of a check if less than $1,000.00 or by wire transfer if greater than or equal to $1,000.00. The Seller agrees to indemnify and hold the Purchaser harmless from any loss experienced by the Purchaser attributed to any inaccurate or erroneous "hold" information provided by the Seller. The Seller also agrees to indemnify and hold the Purchaser harmless from any claims or losses due to items processed by the Seller at the Branch prior to the Closing Date or in accordance with Section 1.8(b) and the law governing the obligations of a collecting bank.

(d)           The Purchaser agrees to maintain and safeguard in accordance with applicable law and sound banking practices all account documents, deposit contracts, signature cards, deposit slips, canceled items and other records related to the Deposit Liabilities assumed by the Purchaser hereunder, subject to the Seller's right of access to such records as provided herein.

(e)           The Purchaser agrees, at its expense, to notify all Automated Clearing House originators of the transfers and assumptions made pursuant to this Agreement. The Seller agrees to assist the Purchaser in such activities to the extent reasonably requested.

(f)           No interest in or right to use any logo, name, trademark or service mark presently or previously used by the Seller is being conveyed pursuant to this Agreement. The costs associated with any actions of the Purchaser to remove the Seller's logo, name, trademark or service mark from the Branch shall be at the sole expense of the Purchaser.

1.9           Approvals.

The obligations of both Parties under this Agreement and in connection with the transactions contemplated hereby are subject to the approval of the Office of Thrift Supervision, the Connecticut Department of Banking, as applicable and as required, and such additional governmental (including regulatory) approvals, permissions and consents, if any, necessary to validly complete and consummate any of the Transactions (collectively, the "Government Approvals").

1.10           Overdrafts.

Overdrafts approved with respect to ledger dates more than ten (10) days before the Closing Date will be the responsibility and risk of the Seller. Overdrafts approved with respect to ledger dates after the Closing Date will be the responsibility and risk of the Purchaser. Overdrafts approved with respect to ledger dates on or not more than ten (10) days prior to the Closing Date will initially be the responsibility and risk of the Purchaser; provided, however, that the Purchaser shall have the right to retransfer any such overdrafts  together with any and all contractual rights reasonably necessary for the Seller to collect such overdrafts, back to the Seller for its responsibility and risk within forty-five (45) days following the Closing Date, and the Seller will repurchase all rights in respect of such overdrafts from the Purchaser for the amount of the overdraft outstanding at the time it is retransferred back to the Seller.

1.11           Solicitation and Non-Competition.

(a)           For a period of one (1) year following the Closing Date neither the Seller nor any parent entity, subsidiary or affiliate of the Seller shall (a) directly target or solicit any Branch customer whose deposit liability was transferred to the Purchaser at the Closing to directly offer the same or similar deposit products as were provided to such customer by the Branch immediately prior to the Closing Date, or (b) engage, operate or in any way participate in the operation of a bank or other depository institution or in any other way, directly or indirectly, compete with the Branch, within 10 miles of the Branch. Notwithstanding the foregoing sentence, the Seller and its affiliates shall be permitted to (i) engage in general advertising, solicitations or marketing campaigns, programs or other efforts not primarily directed to or targeted at such customers, and (ii) respond to unsolicited inquiries.  The provisions of this Section 1.11(a) shall not apply to the Seller's successors or assigns if the Seller is acquired in a merger or asset sale transaction with a third party.

(b)(i)                      From the date of this Agreement through the Closing Date, neither the Seller nor any parent entity, subsidiary or affiliate of the Seller shall solicit any person who is an employee of the Seller and works at the Branch as of the date hereof (a "Branch Employee") to transfer employment to another office or branch of the Seller; and (ii) for a period of one year following the Closing Date neither the Seller nor any parent entity, subsidiary or affiliate of the Seller shall solicit any Branch Employees to terminate their employment with the Purchaser; provided, however, that the Seller or any parent entity, subsidiary or affiliate may hire or offer employment to any Branch Employee who is terminated by the Purchaser or who initiates employment discussions with the Seller. Neither the Purchaser nor any parent entity, subsidiary or affiliate of the Purchaser shall solicit any employees of the Seller, or any of its affiliates, to terminate their employment with the Seller, or any of its affiliates, and shall not employ any such employees or hire any such former employees for a period of one year following the Closing Date, except as provided in Article IV hereof; provided, however, that the Purchaser may hire any employee discharged by the Seller, or any parent entity, subsidiary or affiliate of the Seller and may hire or offer employment to any person who initiates employment discussions with the Purchaser.

ARTICLE II
SALE AND PURCHASE OF ASSETS

2.1           Assets.

Subject to and in accordance with the provisions and covenants of this Agreement, the Seller agrees to sell and the Purchaser agrees to purchase the Assets described on the schedule annexed as Schedule 2.1 (the "Assets").

2.2           Asset Purchase Price.

The Purchaser agrees to pay to the Seller, on the Closing Date, an amount equal to the net book value of the Assets as reflected on the books of the Seller as of the Closing Date in immediately available U.S. funds (the "Asset Purchase Price"). The net book value of the Assets on the books of the Seller as of October 31, 2007 was $663,799.00.

2.3           Warranty Bill of Sale and Transfer of Loans

The Assets shall be conveyed by the Seller to the Purchaser by a Warranty Bill of Sale in form attached hereto as Exhibit A (the "Bill of Sale").

2.4           No Representations or Warranties.

The Assets, other than the Loans are being sold "as is", without express or implied representation or warranty of any kind by the Seller including, without limitation, as to condition or use; and hereby expressly disclaims all representations and warranties as to the Assets including, without limitation, as to merchantability and fitness for a particular purpose.

ARTICLE III
ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT

3.1           Assignment and Assumption Agreement.

The Seller agrees to assign or obtain the assignment by Southern Connecticut Bancorp, Inc., the holding company for the Seller (“SCB”), to the Purchaser and the Purchaser agrees to assume that certain Indenture of Lease dated as of January 14, 2004, (the "Lease Agreement"), by and between SCB as Lessee thereunder and the City  of New London (the "Landlord") , a copy of which is attached hereto as Schedule 3.1. The assignment shall be made pursuant to a Lease Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the "Lease Assignment and Assumption Agreement").

3.2           Consent. The Seller and the Purchaser each shall use commercially reasonable efforts to obtain the consent by the Landlord to the aforesaid Lease Assignment and Assumption Agreement.

ARTICLE IV
BRANCH EMPLOYEES

4.1.           Employee Matters.

(a)           The Seller shall notify the Branch Employees of the Transactions after the date of this Agreement.  The Purchaser shall not contact the Seller's employees without the Seller's prior consent.

(b)           The Seller has delivered to the Purchaser a list of all Branch Employees that includes title and hire date, compensation and copies of general employee benefit information. the Purchaser will extend an offer of employment to all Branch Employees at their current position, salary and with comparable benefits, conditioned upon a subsequent satisfactory review of individual personnel files, for that location or for another Branch office of the Purchaser, except as described in Schedule 4.1 annexed hereto.

(c)           The Seller shall deliver to the Purchaser copies of all records relating to withholding and payment of income and unemployment taxes (federal, state and local) and FICA taxes (including, without limitation, Forms W-4, Forms I-9, Employee's Withholding Allowance Certificate) with respect to wages paid by the Seller during the 2007 calendar year, and other employee records (including, without limitation, performance reviews, pre-employment investigation and background checks) with respect to Branch Employees who accept the offer of employment from the Purchaser.

(d)           Nothing in this Agreement shall be deemed to restrict the right of the Purchaser, after the Closing Date, to deal with the Branch Employees as employees at will in the same manner as it would be free to deal with such Branch Employees in the absence of this Agreement.

(e)           All Branch Employees shall be considered newly hired by the Purchaser and shall not be entitled to transfer the time or cash value of any employment-related accrual that such Branch Employees may have with the Seller. However, such Branch Employees shall, on the Closing Date, be immediately eligible to participate as "new hires' in all employee benefit plans of the Purchaser for which they may qualify and other fringe benefits and perquisites extended to employees holding comparable positions with the Purchaser. The Purchaser will permit such Branch Employees to roll over any retirement plan payments received from the Seller into the Purchaser's Profit Sharing and 401(K) Plan to the extent permitted by applicable law and regulation. Notwithstanding the foregoing, Branch Employees of the Seller hired by the Purchaser who were eligible to participate in the Seller's medical, dental, group life insurance, long-term disability and other benefit plans shall be given credit for their period of employment with the Seller for purposes of determining eligibility for participation, but not for benefit accrual, in the medical, dental, group life insurance, long-term disability and other employee benefit plans of the Purchaser.

(f)           The Seller agrees not to transfer any Branch Employees to any other branch of the Seller between the date hereof and the Closing Date. The Seller may temporarily transfer employees from other branches to the Branch, but none of such employees shall be considered Branch Employees. From and after the date of receipt of Government Approvals, the Purchaser shall be permitted to conduct training sessions on weekends, evening and business days after the Branch office has closed for the day, with the Branch Employees who have agreed to accept employment with the Purchaser after the Closing Date, provided that the Purchaser will in good faith and in consultation with the Seller schedule such training sessions in a manner which does not unreasonably interfere with the Branch's normal business operations. The Purchaser shall bear the expense of such training sessions.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

5.1           Organization and Powers.

The Seller is a state bank and trust company duly organized, validly existing and in good standing under the laws of the State of Connecticut. The Seller has the corporate power and authority to own its properties, to carry on its business at the Branch as presently conducted, to execute, deliver and perform this Agreement and to effect the transactions contemplated hereby.

5.2           Corporate Authority.

The execution and delivery of this Agreement and all related agreements by the Seller, and the consummation by the Seller of the Transactions, have or will have been duly authorized and approved by all necessary corporate action on the part of the Seller. This Agreement and all related agreements executed and delivered by the Seller pursuant hereto have been duly executed and delivered by the Seller and constitute the valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms.

5.3           No Violation.

Neither the execution and delivery by the Seller of this Agreement or any related agreements, nor the consummation by the Seller of the transactions contemplated hereby, will violate, conflict with or result in a default under (i) the charter or bylaws of the Seller, (ii) any provision of any agreement or any other restriction to which the Seller is a party or by which the Seller or any of its properties is bound or (iii) any statute, law, decree, regulation or order of any government authority, once the Government Approvals are obtained.

5.4           Brokers, Etc.

Neither the Seller nor any of its officers, directors or employees has employed any broker or finder, or incurred any liability for any brokerage, finders' or similar fees, commissions or expenses in connection with this Agreement or the transactions contemplated hereby.

5.5           Litigation.

(a)           There are no claims, actions, suits, proceedings or to the knowledge of the Seller, investigations, at law or in equity, by or before any federal, state, municipal or any governmental court, instrumentality or agency, pending, or, to the knowledge of the Seller, threatened against or involving the Seller or its properties, operations or business which might result in any material adverse change to the Deposit Liabilities or the Assets or to the ability of the Seller to comply in all material respects with the provisions of this Agreement, nor is there any valid basis known to the Seller for any such claim, action, suit, proceeding or investigation.

(b)           There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Seller, the Deposit Liabilities or the Assets, which might have a material adverse change to the Deposit Liabilities or the Assets or to the ability of the Seller to comply in all material respects with the provisions of this Agreement.

5.6           Government Approvals.

The Seller is not aware that any condition exists with respect to the business of the Seller which will likely result in the denial of any Government Approval.

5.7           Status of Deposit Liabilities.

With respect to each Deposit Liability:

(a)           it was solicited and accepted in material compliance with all applicable requirements of federal, state, and local law and regulations in effect at the time of such solicitation and acceptance;

(b)           the contract associated with it constitutes a valid, legal, and binding obligation of the Seller enforceable in accordance with its terms, subject to rules and regulations of the Federal Deposit Insurance Corporation (the "FDIC"), and other appropriate banking regulations and statutes and to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

(c)           it was accepted substantially in accordance with the standard acceptance and documentation guidelines of the Seller as in effect at the time of its acceptance and has been administered substantially in accordance with the standard deposit servicing procedures of the Seller as in effect from time to time;

(d)           it was not obtained directly or indirectly through a "deposit broker" (as that term is defined in Section 337.6(a)(5) of the rules and regulations of the FDIC); and

(e)           the Seller is in material compliance with the law and Internal Revenue Service regulations relative to obtaining from depositors executed IRS Forms W-8 and W-9 or back-up withholding on the applicable account is in effect.

5.8           Contracts.

Schedule 5.8 attached hereto contains a complete and accurate list of all agreements, contracts, commitments, undertakings, instruments, and licenses to which the Seller is a party with respect to the business and operation of the Branch, including all employment arrangements and contracts.

5.9           Loans.

All Loans were made in the ordinary course of Seller's business, and Seller is unaware of any reason(s) why the Loans are not enforceable in accordance with their stated terms and conditions.

5.10           Regulatory Matters.

The Seller has not received any notice of action by any government authority which would reasonably have a material adverse effect on the Assets, the Deposit Liabilities and the business and operations of the Branch.

5.11           Deposit Insurance.

The deposit accounts of the Branch are insured by the Deposit Insurance Fund in accordance with the provisions of the rules and regulations of the FDIC. The Seller has paid all regular premiums and special assessments and filed all reports required under the rules and regulations of the FDIC.

5.12           Insurance.

Schedule 5.12 sets forth a description of all the Seller's insurance policies currently in effect.

5.13           Branch Employees.

(a)           Except as set forth on Schedule 5.13(a) hereto, the Seller has no profit-sharing, bonus, incentive, insurance, or other employee benefit plan or policy (including without limitation any such plan within the meaning of Section 3(3) of ERISA) in which any employee at the Branch participates, with respect to which liabilities may arise on the part of or be attributed to the Purchaser with respect to the liabilities, obligations or commitments of the Seller relating to or arising under any such benefit plan, whether under ERISA or any other applicable federal or state law.

(b)           Schedule 5.13(b) contains a true and complete list of all Branch Employees as of the date hereof and the annual compensation, including wages, salaries, bonuses, insurance and other compensation and benefits of each of them.

(c)           The Seller represents that there are no union or collective bargaining contracts covering the employees of the Seller working in the Branch and that the Seller has had no communications from any labor unions during the Seller's operation of the Branch that the Seller believes will result in the negotiation of a collective bargaining agreement covering such employees, nor, to the extent permitted by law, will the Seller enter into any negotiations or execute any contract with a labor union between the signing of this Agreement and the Closing Date, nor has it paid any sums of money to any labor union for benefits or welfare with respect to the employees of the Seller working in the Branch.

5.14           Books and Records.

Books of account and other financial records of the Seller with respect to the business and operations of the Branch are in all material respects complete and correct, and have been maintained in accordance with good business practices.

5.15           Material Adverse Change.

Since June 30, 2007, there has been no circumstance, change in or effect on the Branch, its business, the Assets or the Deposit Liabilities that is materially adverse to the deposit-taking business or to the deposit-taking business prospects of the Branch, except for (a) changes in general economic, legal, regulatory or political conditions, (b) changes in prevailing interest rates, (c) changes in generally accepted accounting principles, or (d) any actions taken or omitted to be taken by the Purchaser or the Seller if such action or omission is required or permitted by this Agreement.

5.16           Title to Assets.

The Seller has good and marketable title to all of the Assets free and clear of all liens.

5.17           Compliance with Laws.

The Seller has complied in all material respects with all applicable laws and regulations with respect to the business and operations of the Branch, the Assets and the Deposit Liabilities.

5.18           Disclosure.

None of the representations and warranties made by the Seller in this Agreement contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained in this Agreement not misleading. There is no fact known to the Seller that materially adversely affects, or in the future may materially adversely affect, individually or in the aggregate, the condition (financial or otherwise), assets, liabilities, business, operations or prospects of the Branch or the ability of the Seller to consummate the transactions contemplated hereby that has not been set forth herein or heretofore communicated to the Purchaser in writing pursuant hereto.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

6.1           Organization and Powers.

The Purchaser is a federally chartered stock savings bank duly organized, validly existing and in good standing under the laws of the United States. The Purchaser has the corporate power and authority to assume the liabilities and obligations being assumed hereunder, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

6.2           Corporate Authority.

The execution and delivery of this Agreement and all related agreements by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly authorized and approved by all necessary corporate action on the part of the Purchaser. This Agreement and all related agreements executed and delivered by the Purchaser pursuant hereto have been duly executed by the Purchaser and constitute the valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms.

6.3           No Violation.

Neither the execution and delivery by the Purchaser of this Agreement or any related agreements, nor the consummation by the Purchaser of the transaction contemplated hereby or thereby, will violate, conflict with or result in a default under (i) the charter or bylaws of the Purchaser, (ii) any provision of any agreement or any other restriction to which the Purchaser is a party of by which the Purchaser or any of its properties is bound, or (iii) any statute, law, decree, regulation or order of any government authority, once the Government Approvals are obtained.

6.4           Brokers, Etc.

Neither the Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage, finders' or similar fees, commissions or expenses in connection with this Agreement or the transactions contemplated hereby.

6.5           Litigation.

There are no claims, actions, suits, proceedings or to the knowledge of the Purchaser, investigations, at law or in equity, by or before any federal, state, municipal or any governmental court, instrumentality or agency, pending, or, to the knowledge of the Purchaser, threatened against or involving the Purchaser or its properties, operations or business which might result in any material adverse change in the ability of the Purchaser to comply in all material respects with the provisions of this Agreement, nor is there any valid basis known to the Purchaser for any such claim, action, suit, proceeding or investigation.

6.6           Government Approvals.

The Purchaser is not aware of any condition that exists with respect to the business of the Purchaser which will likely result in the denial of any Government Approval.

6.7           Disclosure.

None of the representations and warranties made by the Purchaser in this Agreement contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained in this Agreement not misleading.

ARTICLE VII
CONDUCT OF BUSINESS PENDING THE CLOSING DATE

7.1           Conduct ofBusiness.

Pending the Closing Date, and except in the ordinary course of business, in each instance, or as otherwise consented to by the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)           The Seller shall carry on the business of the Branch substantially in the same manner as heretofore, and the Seller shall not, with regard to the Branch, engage in any activities or transactions outside its ordinary course of business as conducted as of the date hereof except for the transactions expressly contemplated by this Agreement and shall not transfer any Branch Employee to another facility of the Seller, hire any new Branch Employee or terminate the employment of any Branch Employee prior to the Closing Date.

(b)           The Seller shall use its reasonable best efforts to preserve the business of the Branch, to preserve for the Purchaser the goodwill of its customers and others doing business with the Branch and to cooperate with and assist the Purchaser in assuring the orderly transition of such business from the Seller to the Purchaser. Nothing herein shall be construed as requiring the Seller to engage in any activities or efforts outside the ordinary course of business as presently conducted. The Seller shall maintain, or cause to be maintained, the Branch and any other property appurtenant to or used in connection with the Branch, including but not limited to the Assets, in the same condition it was as of the date of this Agreement, reasonable wear and tear and insured damage by fire or other casualty excepted;

(c)           The Seller shall not establish interest rates on the Deposit Liabilities prior to the Closing other than in accordance with the Seller's past practices consistently applied to all of its branches;

(d)           The Seller shall not transfer funds or deposits from the Branch to any other branch of the Seller, except for (i) deposits that, in the sole discretion of the Seller, are part of or essential to maintaining relationships with customers that have accounts or loans domiciled at any of the Seller's other branches and (ii) as requested by customers of the Seller for the period beginning on the date of this Agreement and ending on the Closing Date;

(e)           The Seller shall not accept deposits at the Branch which are obtained directly or indirectly through a "deposit broker" (as that term is defined in Section 337.6(a)(5) of the rules and regulations of the FDIC);

(f)           The Seller shall not (i) dispose of any of the Assets or of any rights relating thereto, and (ii) except in the ordinary course of business, acquire any assets with respect to the business or operations of the Branch;

(g)           The Seller shall not enter into any contract, commitment or agreement which either individually or in the aggregate would have a material adverse effect upon the business of the Branch or the Assets, or amend, modify adversely, cancel, rescind, revoke or terminate any of the Seller's contracts, commitments or agreements;

(h)           The Seller shall maintain in full force and effect all insurance policies with regard to the Branch; and

(i)           The Seller shall not consent to any of the actions prohibited pursuant to this Section 7.1.

7.2           Reciprocal Covenants.

(a)           Subject to the terms and conditions herein provided, each Party (i) shall use its reasonable best efforts, and shall cooperate fully with the other Party, in expeditiously carrying out the provisions of this Agreement; (ii) shall do or cause to be done all necessary actions, proper, or advisable under applicable law to consummate and make effective on the earliest practicable date the transactions contemplated hereby, and (iii) shall conduct its affairs so that as of the Closing Date none of its representations and warranties will be inaccurate, none of its covenants and agreements will be breached, and no condition in this Agreement will remain unfulfilled by reason of its actions or omissions.

(b)           Each Party represents and warrants to the other that all information concerning it which is included in any statement and Application (as defined in Section 8.3) submitted by a Party shall not, with respect to such Party, contain an untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

7.3           Standstill.

The Seller will not, directly or indirectly, make, encourage, facilitate, solicit, assist or initiate any inquiry, proposal or offer to or by, or provide any information to or participate in any negotiations with any other party related to a liquidation, consolidation, sale, purchase or assumption related to the Branch or the Assets or the Deposit Liabilities, participate in any discussions or negotiations regarding the same, furnish any information with respect to the same, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or make any agreement with respect to or engage in any of the foregoing anytime prior to the consummation of the transactions contemplated hereby, unless this Agreement is terminated pursuant to its terms. Any such inquiries, proposals, offers or negotiations heretofore being conducted shall immediately be terminated.

7.4            Tapes and Trial Balances.

As soon as practicable after the date of this Agreement, but no later than fifteen (15) days after the date hereof, the Seller shall provide the Purchaser with a trial balance tape with corresponding paper trial balances for each of the Deposit Liabilities to be assumed by the Purchaser which tapes shall be purged of all dormant and duplicate accounts and be limited to the accounts which are attributable to the Branch. Such trial balances shall include, but not be limited to, general account history, account stops, suspect files and payment history. In addition, the Seller shall provide the Purchaser with the same on a weekly basis, commencing with the end of the week in which the final Government Approval is obtained until the Closing Date. The Seller shall provide monthly updates of the Deposit Liabilities as provided in Section 1.6(c).

ARTICLE VIII
CERTAIN OBLIGATIONS OF THE PARTIES
PRIOR TO AND AFTER CLOSING DATE

8.1           Access.

The Seller shall afford to the officers and authorized representatives of the Purchaser, upon at least twenty-four hours prior notice, reasonable access to the properties, books and records directly related to the Deposit Liabilities and the Assets in order that the Purchaser may have the full opportunity to make reasonable investigations, at reasonable times during normal business hours without interfering with the Branch's normal business and operations and the affairs of the Seller directly related to the Deposit Liabilities and the Assets. The officers of the Seller shall furnish the Purchaser with such additional financial and operating data and other information as to the Deposit Liabilities and Assets and with access to such personnel of the Branch as the Purchaser may, from time to time, reasonably request and with information required for inclusion in all Applications. The Purchaser shall not contact any Branch Employee or customers of the Bank in accordance with the terms hereof. Nothing in this Section 8.1 shall be deemed to require the Seller to reveal any proprietary or confidential information, trade secrets or marketing or strategic plans.

8.2           Confidentiality.

Each of the Seller and the Purchaser will, and will cause its officers, directors, employees and agents to, hold in strict confidence and not disclose to any other person or entity, without the prior written consent of the other Party, all information received by it from or with respect to the other Party in connection with this Agreement and the transactions contemplated hereby, including information regarding deposits, except such information as may be otherwise publicly available or such information as may be required to be disclosed by applicable law. Neither Party shall make, issue or release any public announcement, statement or acknowledgment of the existence of the transactions contemplated hereby without furnishing such announcement, statement or acknowledgement in advance to the other Party upon not less than three (3) business days notice; provided, however, that the Seller or the Purchaser may, upon three (3) business days notice to the other, make any such announcement, statement or acknowledgement which in the opinion of its counsel is necessary or appropriate to comply with applicable law and regulations.

8.3           Applications for Approval.

With respect to the making of filings to any government authority or third party:

(a)            The Seller and the Purchaser shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation; to effect all applications, notices, petitions and filings; and to promptly obtain all permits, consents, approvals, waivers and authorizations of all third parties and government authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (collectively, the "Applications").

(b)            The Seller and the Purchaser shall each use their reasonable best efforts to file all the Applications for the Government Approvals and other consents, permits and authorizations which such Party is required to obtain in connection with the consummation of the transactions contemplated by this Agreement within thirty (30) days after the date of this Agreement. The Seller and the Purchaser will keep the other Party apprised of the status of all applications and filings.

(c)           Subject to the applicable laws relating to the exchange of information, the Seller and the Purchaser shall consult with each other and exchange information in order to obtain all the Government Approvals and any other permits, consents, approvals and authorizations that are necessary or advisable to consummate the transactions contemplated by this Agreement from all government authorities and third parties.

(d)           Except for any confidential portions thereof, the Party responsible for making a filing shall promptly (i) provide a copy of the filing, and any supplement, amendment or item of additional information in connection with the filing, to the other Party and (ii) deliver a copy of each material notice, order, opinion and other item of correspondence received by it from any government authorities to the other Party.

(e)           The Purchaser and the Seller shall promptly advise each other of any communication received from a government authority which causes such Party to believe that there is a reasonable likelihood that a Government Approval will not be obtained or that the receipt of such approval will be materially delayed.

(f)           The Purchaser and the Seller shall each be responsible for its own costs and expenses incurred in connection with the matters subject to this Section 8.3.

(g)           The Seller shall, as soon as is practicable, notify the proper authorities of its intent to terminate operation of the Branch and to consummate the Transactions and thereafter shall comply with the normal and usual requirements imposed by such authority applicable to effectuate the Transactions.

8.4           Further Assurances.

Each Party agrees to execute and deliver such instruments and to take such other actions as the other Party may reasonably require in order to carry out the intent of this Agreement. The Seller agrees to give such acknowledgements and other instruments of conveyance, assignment and transfer as, in the reasonable judgment of the Purchaser, shall be necessary and appropriate to vest in the Purchaser title to the Assets and legal title and authority to hold the assumed Deposit Liabilities.

8.5           Customer Data.

The Purchaser and the Seller shall cooperate with each other and any appropriate service bureau and their respective data processors to cause the transfer, as of the Closing Date, of all information and records relating to the Deposit Liabilities from the Seller's computer system to the Purchaser's computer system. Specifically, as soon as practicable after the date of this Agreement, but no later than fifteen (15) days after the date of this Agreement, the Seller shall cause its data processor to provide to the Purchaser's data processor all system documentation, file layouts and files relating to the Deposit Liabilities on tape in a form acceptable to the Purchaser's data processor and provide any and all additional information and assistance to the Purchaser and/or its data processor to enable the Purchaser to complete conversion as contemplated by this Agreement as well as reasonable and direct access to its data processor in order to discuss and resolve issues pertaining to the conversion. All deconversion fees and costs and the costs of tapes assessed by the Seller's data processor for such services, shall be paid by the Seller. The Purchaser shall pay all costs and fees assessed by the Purchaser's data processor for the data processing conversion, including reproduction fees and costs. In addition, prior to the Closing Date and upon at least one business day's prior notice, Seller shall make available to Purchaser one of Seller's employees for the purpose of assisting Purchaser in completing the conversion contemplated by this Agreement.

8.6           Risk ofLoss.

Between the date of this Agreement and the Closing Date, the risk of ownership and loss of the Assets shall belong solely to the Seller, except as otherwise expressly provided by this Agreement. From and after the Closing Date, risk of loss of the Assets shall belong solely with the Purchaser, except as otherwise specifically provided by this Agreement.

8.7           Transfer Fees.

The Seller and the Purchaser shall equally bear all fees, if any, incurred in connection with obtaining third party consents for transfer of the Assets, the Lease Agreement or any other property to be transferred pursuant to Articles II and Ill herein from the Seller to the Purchaser and the assumption by the Purchaser of the Deposit Liabilities; provided, that, each party shall bear its own expenses for any fees required to be paid in connection with Government Approvals obtained by such party and each party shall bear its own legal expenses in connection with these transactions.

8.8           Certain Tax Matters.

(a)           Except as otherwise provided herein, the Seller shall be responsible for the payment of all Taxes relating to the Assets for all taxable periods that end prior to the close of business on the Closing Date. Responsibility for any federal, state, local and foreign income, excise, property, sales, use, information, payroll and other taxes ("Taxes") relating to the Assets for all taxable periods which include (but do not end on) the Closing Date shall be allocated between the Purchaser and the Seller in accordance with the method of Section 164(d) of the Code, as amended. The Purchaser shall be responsible for the payment of all Taxes relating to the Assets for all taxable periods that commence on or after the Closing Date.  The Party which has the primary obligation to do so under applicable law shall file any federal, state, local and foreign income, excise, property, sales, use, information, payroll and other tax returns and reports required to be filed in respect of Taxes described in this section ("Tax Return"), and that Party shall pay the Taxes shown on such Tax Return and notify the other Party in writing of the other Party's share of Taxes for which it is responsible, if any, of the Taxes shown on such Tax Return and how such Taxes and share were calculated, which the other Party shall reimburse by wire transfer of immediately available funds no later than ten (10) days after receipt of such notice.

(b)            The Purchaser and the Seller shall each pay half of all transfer, recording, sales, use (including all bulk sales taxes) and other similar taxes and fees (collectively, the "Transfer Taxes") arising out of or in connection with the transactions effected pursuant to this Agreement, other than such Taxes as are calculated with reference to the income or gain of the Seller, which shall be paid by the Seller. The Party which has the primary obligation to do so under applicable law shall file any Tax Return that is required to be filed in respect of Taxes described in this section, and that Party shall pay the Taxes shown on such Tax Return and notify the other Party in writing of the other Party's share of Taxes for which it is responsible, if any, of the Taxes shown on such Tax Return and how such Taxes and share were calculated, which the other Party shall reimburse by wire transfer of immediately available funds no later than ten (10) days after receipt of such notice.

(c)            The Seller and the Purchaser shall provide each other with such assistance as reasonably may be requested by either of them in connection with (i) the preparation of any Tax Return, or (ii) any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes. The Party requesting assistance hereunder shall reimburse the other Party for reasonable out-of-pocket (not including overhead) expenses incurred in providing such assistance, provided, however, that no independent contractors, such as accountants or attorneys, shall be consulted without the written consent of the Party requesting assistance, which consent shall not be unreasonably withheld.

(d)           The Seller shall pay all taxes and relating penalties, if any, associated with any qualified or non-qualified pension or welfare benefit plan maintained by the Seller.

ARTICLE IX
CONDITIONS TO THE PURCHASER'S OBLIGATIONS

The obligations of the Purchaser to consummate the transactions contemplated hereby are conditioned upon fulfillment, at or before the Closing Date, of each of the following conditions:

9.1           Representations and Warranties True.

The representations and warranties made by the Seller in this Agreement that are qualified as to materiality shall be true, correct and complete in all respects and those that are not so qualified, shall be true, correct and complete in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, other than the representations and warranties as are made of another date, except for any changes permitted by the terms hereof or consented to by the Purchaser.

9.2           Obligations Performed.

The Seller shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

9.3           Certificate of Compliance.

The Seller shall have delivered to the Purchaser a certificate of its Chief Executive Officer, dated the Closing Date, certifying to the fulfillment of each of the foregoing conditions and the conditions set forth in Section 9.4 and Section 9.8. Such certificate may be qualified to the extent of the knowledge of the Seller with respect to orders, actions, suits and proceedings (i) pending or threatened against the Purchaser or (ii) threatened against the Seller.

9.4           No Adverse Litigation.

On the Closing Date, no action, suit or proceeding shall be pending or to the knowledge of the Seller threatened nor any order have been entered (i) against the Seller which might reasonably be expected to materially and adversely affect the transactions contemplated hereby or the business of the Branch, the Assets and the Deposit Liabilities or (ii) against the Seller or the Purchaser seeking to enjoin the consummation of the transactions contemplated hereby.

9.5           Government Approvals and Other Consents.

The Purchaser shall have received the applicable Government Approvals and other required consents and all applicable waiting periods shall have expired or evidence of waiver thereof shall have been obtained. The Seller shall have received the applicable Government Approvals and other required consents.

9.6           Management Certifications.

The Purchaser shall have received a certificate of the Chief Executive Officer of the Seller, dated the Closing Date, to the effect that:

(i)            The Seller is a state chartered bank and trust company duly organized, validly existing and in good standing under the laws of the State of Connecticut;

(ii)            The execution and delivery of this Agreement and all related agreements by the Seller, and the consummation by the Seller of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement and all related agreements executed and delivered by the Seller pursuant hereto have been duly executed by the Seller and constitute the valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, subject to the provisions of federal and other applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally, now or hereafter in effect, and subject to general equity principles, which may limit enforcement of certain remedies; and

(iii)            To his knowledge, neither the execution and delivery by the Seller of this Agreement or any related agreements, nor the consummation by the Seller of the transactions contemplated hereby, will violate, conflict with or result in a default under (A) the charter or bylaws of the Seller, (B) any provision of any agreement or any other restriction known to him to which the Seller is a party or by which the Seller or any of its properties is bound or (C) any statute, law, decree, regulation or order of any government authority known to him.

9.7           Warranty Bill of Sale.

The Seller shall have delivered the validly executed and duly authorized Warranty Bill of Sale.

9.8           No Material Adverse Change.

From the date of this Agreement until the Closing Date, there shall have occurred no circumstance, change in or effect on the Branch, its business, the Assets or the Deposit Liabilities that is materially adverse to the deposit-taking business of the Branch, except for (a) changes in general economic, legal, regulatory or political conditions, (b) changes in prevailing interest rates, (c) changes in generally accepted accounting principles, or (d) any actions taken or omitted to be taken by the Purchaser or the Seller if such action or omission is required by this Agreement.

9.9            Payment.

The Seller shall have made all payments required to be made by Seller on or prior to the Closing Date.

9.10           Landlord's Consents.

The Landlord shall have consented to the Lease Assignment and Assumption Agreement.

9.11           Minimum Level of Deposits.

At and as of Closing Date the aggregate amount of Deposit Liabilities assumed by Purchaser shall equal or exceed $ 9 million.

ARTICLE X
CONDITIONS TO THE SELLER'S OBLIGATIONS

The obligations of the Seller to consummate the transactions contemplated hereby are conditioned upon fulfillment, at or before the Closing Date, of each of the following conditions:

10.1           Representations and Warranties True.

The representations and warranties made by the Purchaser in this Agreement that are qualified as to materiality shall be true, correct and complete in all respects and those that are not so qualified shall be true, correct and complete in all material respects at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, other than the representations and warranties as are made of another date, except for any changes permitted by the terms hereof or consented to by the Seller.

10.2           Obligations Performed.

The Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

10.3           Certificate ofCompliance.

The Purchaser shall have delivered to the Seller a certificate of its President, dated the Closing Date, certifying to the fulfillment of each of the foregoing conditions and the condition set forth in Section 10.4. Such certificate may be qualified to the extent of the knowledge of the Purchaser with respect to orders, actions, suits and proceedings (i) pending or to the knowledge of the Purchaser threatened against the Seller or (ii) threatened against the Purchaser.

10.4           No Adverse Litigation.

On the Closing Date, no action, suit or proceeding shall be pending or to the knowledge of the Purchaser threatened nor any order have been entered (i) against the Purchaser which might reasonably by expected to materially and adversely affect the transactions contemplated hereby or (ii) against the Seller or the Purchaser seeking to enjoin the consummation of the transactions contemplated hereby.

10.5           Assumption Agreements.

The Purchaser shall have executed and delivered to the Seller assumption agreements in form and substance satisfactory to the Seller and its counsel to evidence the assumption by the Purchaser of the liabilities and obligations of the Seller to be assumed pursuant to this Agreement.

10.6           Government Approvals and Other Consents.

The Purchaser shall have received the applicable Government Approvals and other required consents and all applicable waiting periods shall have expired or evidence of waiver thereof shall have been obtained. The Seller shall have received the applicable Government Approvals and other required consents.

10.7           Management Certification.

The Seller shall have received a certificate of the President of the Purchaser, dated the Closing Date, to the effect that:

(i)            The Purchaser is a federally chartered stock savings bank duly organized, validly existing and in good standing under the laws of the United States;

(ii)            The execution and delivery of this Agreement and all related agreements by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and all related agreements executed and delivered by the Purchaser pursuant hereto have been duly executed by the Purchaser and constitute the valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to the provisions of federal and other applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally, now or hereafter in effect, and subject to general equity principles, which may limit enforcement of certain remedies; and

(iii)            To his knowledge, neither the execution and delivery by the Purchaser of this Agreement or any related agreements, nor the consummation by the Purchaser of the transactions contemplated hereby, will violate, conflict with or result in a default under (A) the charter or bylaws of the Purchaser, (B) any provision of any agreement or any other restriction known to him to which the Purchaser is a party or by which the Purchaser or any of its properties is bound or (C) any statute, law, decree, regulation or order of any government authority known to him.

10.8           Payment.

The Purchaser shall have made all payments required to be made to the Seller hereunder.

10.9           Landlord's Consents.

The Landlord shall have consented to the Lease Assignment and Assumption Agreement.

10.9           Seller's Notice to Holders.

The Seller shall have given to the holders of the accounts at the Branch, notice of the Transactions at least thirty (30) days prior to the Closing Date.

ARTICLE XI
INDEMNIFICATION

11.1           Survival of Representations, Warranties and Indemnity.

No rights to indemnification with respect to breaches of the representations and warranties of the parties contained in this Agreement shall be asserted by any Party unless notice thereof is given on or before the date such representation or warranty no longer survives as provided in this Section 11.1. The representations and warranties of the Seller and the Purchaser contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing Date and shall expire on the second anniversary of the Closing Date.

11.2           Indemnification by the Seller.

The Seller shall indemnify, hold harmless and defend the Purchaser and its affiliates and their respective successors, permitted assigns, directors, shareholders, officers, agents and employees from and against all losses and liabilities, including reasonable counsel fees and expenses (the "Losses"), arising out of (1) any and all claims, actions, suits or proceedings commenced prior to the Closing Date (other than proceedings related to the Purchaser or to this transaction and proceedings to prevent or limit the consummation of this Agreement) relating to the operations of the Seller prior to the Closing Date ("Claims"), (2) any misrepresentation or breach of any representation, warranty, covenant or agreement made or to be performed by the Seller pursuant to this Agreement and (3) any action taken or omitted to be taken by the Seller prior to or on the Closing Date with respect to the Deposit Liabilities and with respect to the operations of the Branch.

11.3           Indemnification by the Purchaser.

The Purchaser shall indemnify, hold harmless and defend the Seller and its affiliates, and its and their respective successors, permitted assigns, directors, shareholders, officers, agents and employees from and against all Losses arising out of (1) any and all Claims relating to the operations of the Branch by the Purchaser after the Closing Date, (2) any misrepresentation or breach of any representation warranty, covenant or agreement made or to be performed by the Purchaser pursuant to this Agreement, and (3) any payments or charges made or incurred by the Seller with respect to checks, drafts and withdrawals presented to the Seller after the Closing Date and which are drawn on or chargeable to accounts assumed by the Purchase hereunder, and (4) any action taken or omitted to be taken by the Purchaser after the Closing Date with respect to the Deposit Liabilities and with respect to the operations of the Branch.

11.4           Procedure for Indemnification.

(a)           If a party entitled to be indemnified under this Agreement (an "Indemnitee") receives notice of the assertion by an unaffiliated third party (a "Third Party") of any Claim (a "Third Party Claim") with respect to which another Party hereto (an "Indemnifying Party") is obligated to provide indemnification, the Indemnitee shall give the Indemnifying Party prompt notice thereof after becoming aware of such Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by the Indemnitee. Such notice shall be a condition precedent to any liability of the Indemnifying Party for any Third Party Claim under the provisions for indemnification contained in this Agreement; provided, however, that the failure of the lndemnitee to give prompt notice to the Indemnifying Party of such Third Party Claim shall adversely affect the Indemnitee's rights to indemnification hereunder solely to the extent that such failure prejudices the Indemnifying Party in the defense of such Third Party Claim.

(b)           The Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall, within thirty (30) days after receiving notice of the Third Party Claim, notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the lndemnitee of its election as herein provided, or otherwise abandons the defense of such Third Party Claim, (i) the Indemnitee may satisfy (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third Party Claim and (ii) the costs and expenses of the lndemnitee incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of this Agreement and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

(c)           In addition, in connection with any Third Party Claim in which the Indemnitee shall reasonably conclude, based upon a written opinion of its counsel available to the Indemnifying Party, that (i) there is a conflict of interest between the Indemnifying Party and the Indemnitee in the conduct of the defense of such Third Party Claim or (ii) there are specific defenses available to the Indemnitee which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the Indemnitee shall have the right to retain separate counsel in connection with such Third Party Claim. In such an event, the Indemnifying Party shall pay the reasonable fees and disbursements of counsel to each of the Indemnifying Party and the Indemnitee, provided however, that the Indemnifying Party will not be responsible for the fees of more than one counsel for all Indemnitees.

(d)           Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim (unless the sole relief payable to a Third Party in respect of such Third Party Claim is monetary damages that are paid in full by the party settling or compromising such claim) over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld.

(e)           In any event, except as otherwise provided herein, the Indemnitee may participate in (but not control), with its counsel and at its own expense, in the defense of such Third Party Claim.

(f)           If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of reasonably appropriate confidentiality agreements.

(g)           Notwithstanding anything to the contrary stated hereinabove in this section, if prompt action is required with respect to the defense of a Third Party Claim, the Indemnitee shall, subject to the terms and conditions of this Article XI, have the right to assume the defense of such Third Party Claim; provided, however, that if the Indemnifying Party subsequently elects to assume the defense of such Third Party Claim, then the provisions set forth hereinabove shall be applicable and the Indemnifying Party shall, subject to the terms and conditions of this Agreement, reimburse the Indemnitee for any costs and expenses reasonably incurred by the Indemnitee prior to the date the Indemnifying Party assumes control of such Third Party Claim.

(h)            Notwithstanding the foregoing, if an offer of settlement or compromise is received by or communicated to the Indemnifying Party with respect to a Third Party Claim and the Indemnifying Party notifies the Indemnitee in writing of the Indemnifying Party's willingness to settle or compromise such Third Party Claim on the basis set forth in such notice and the Indemnitee declines to accept such settlement or compromise, the lndemnitee may continue to contest such Third Party Claim, without any participation by the Indemnifying Party, at the Indemnitee's sole expense. The obligation of the Indemnifying Party to the Indemnitee with respect to such Third Party Claim shall be equal to the lesser of (i) the amount of the offer of settlement or compromise which the Indemnitee declined to accept plus the costs and expenses of the Indemnitee prior to the date the Indemnifying Party notifies the Indemnitee of the Indemnifying Party's willingness to settle or compromise such Third Party Claim or (ii) the amount the Indemnitee is obligated to pay as a result of the Indemnitee's continuing to contest such Third Party Claim including costs and expenses with respect thereto; and the Indemnifying Party shall be entitled to recover (by set-off or otherwise) from the lndemnitee any additional expenses incurred by the Indemnifying Party as a result of the Indemnitee's decision to continue to contest such Third Party Claim.

(i)           Any claim on account of a Loss which does not involve a Third Party Claim shall be asserted by a written notice given by the party claiming indemnity to the party from which indemnity is claimed. The recipient of such notice shall have a period for sixty (60) days within which to respond thereto. If such recipient does not respond within such 60-day period, such recipient shall be deemed to have accepted responsibility to make payment, subject to the provisions hereof, and shall have no further right to contest the validity of such claim. If the recipient responds within such 60-day period and rejects such claim in whole or in part, the party claiming indemnity shall be free to pursue such remedies as may be available to such party under applicable law.

(j)           Following the Closing, each Party shall use its best efforts to make available to the other Party, upon written request, its employees and agents as witnesses to the extent that any such person may be reasonably required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved.

ARTICLE XII
TERMINATION

12.1           Methods of Termination.

This Agreement may be terminated in any of the following ways:

(a)           at any time on or before the Closing Date by the mutual written consent of the Purchaser and the Seller;

(b)           on the Closing Date, by the Purchaser in writing if the conditions set forth in Article IX of this Agreement shall not have been met by the Seller or waived in writing by the Purchaser;

(c)           on the Closing Date, by the Seller in writing if the conditions set forth in Article X of this Agreement shall not have been met by the Purchaser or waived in writing by the Seller;

(d)           at any time on or before the Closing Date, by the Seller or the Purchaser in writing if the other shall have breached any representation or warranty in any material respect (as if such representation or warranty had been made on and as of the date hereof and on and as of the date of the notice of breach referred to below) or any covenant, undertaking or obligation contained herein and such breach shall not have been cured by the earlier of thirty (30) days after the giving notice to the breaching Party of such breach or the Closing Date;

(e)            by the Seller or the Purchaser in writing at any time after any of the regulatory authorities has denied any Application of the Purchaser or the Seller; and

(f)           by the Seller or the Purchaser in writing if the Transactions are not consummated on or before March 31, 2008, unless extended in writing with the consent of both Parties.

12.2            Procedure Upon Termination.

In the event of termination pursuant to Section 12.1 hereof, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate immediately upon receipt of such notice. If this Agreement is terminated as provided herein:

(a)           each Party will promptly return all documents, work papers and other materials of the other Party relating to the Transactions, whether obtained before or after the execution hereof, to the Party furnishing the same; and

(b)           all information received by either Party with respect to the business of the other Party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any government authority) shall remain strictly confidential and shall not at any time be used for any business purpose by such Party or disclosed by such Party to third persons.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

13.1           Amendment and Modification.

The Parties, by mutual written consent, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing. This Agreement and the exhibits and schedules hereto constitute the entire agreement of the Parties.

13.2        Waiver or Extension.

Either of the Parties, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other Party and may waive (i) any inaccuracies in the representations or warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto or (ii) compliance with any of the undertakings, obligations, covenants or other acts of the other Party contained herein or in any such document.

13.3           No Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, prior to the Closing Date, by either of the Parties without the prior written consent of the other.

13.4           Survival.

The representations, warranties, conditions and obligations set forth in this Agreement shall not survive the Closing Date except as expressly provided to the contrary herein and except for obligations that are to be performed after the Closing Date pursuant to their terms.

13.5           Payment of Expenses.

Except as otherwise specifically provided in this Agreement, each Party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the Transactions. If this Agreement is terminated pursuant to Section 12.1(iv), the Party on account of whose breach this Agreement was terminated shall pay to the other Party the aggregate sum of $25,000 as liquidated damages and as the sole remedy upon termination of this Agreement.

13.6	Addresses for Notices, Etc.

All notices, requests, demands, consents and other communications provided for hereunder and under any related agreements shall be in writing and mailed (by registered or certified mail) or delivered by any other means to the applicable Party at the addresses indicated below:

If to the Purchaser to:	Savings Institute Bank and Trust Company
803 Main Street
Willimantic, CT 06226
ATTN: Rheo A. Brouillard,
President and CEO

With a copy to:	William W. Bouton III, Esq.
Tyler Cooper & Alcorn, LLP
185 Asylum Street
City Place I, 35th Floor
Hartford, CT 06103

If to the Seller to:	The Bank of Southern Connecticut
215 Church Street
New Haven, CT 06510
ATTN: Elmer F. Laydon
Chairman of the Board

With a copy to:	Robert M. Taylor, Esq.
Day Pitney LLP
242 Trumbull Street
Hartford, Ct. 06103

or, as to each Party, at such other address as shall be designated by such Party in a written notice to the other Party complying as to delivery with the terms of this Section 13.6.

13.7	Counterparts.

This Agreement may be executed in counterparts (which may include signature pages delivered by facsimile or other electronic means), each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement, and it shall not be necessary when making proof of this Agreement or any counterpart thereof to account for any other counterpart.

13.8	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut, except to the extent that federal law, statutes or regulations are applicable.

13.9           Separability.

The invalidity or unenforceability of any term, phrase, clause, section, paragraph, restriction, covenant, agreement or other provision in this Agreement shall in no way affect the validity or enforcement of any other provision, or any part hereof; provided, however, that notwithstanding anything herein to the contrary, this Section 13.9 shall not apply to the closing conditions and deliveries of the Parties under this Agreement.

13.10	No Third-Party Beneficiaries.

The Parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the Seller and the Purchaser.

13.11	Consent to Arbitration.

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules for commercial arbitration then in effect at the district office of the American Arbitration Association nearest to New York, New York, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the Parties may otherwise reach a mutual settlement of such issue.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their duly authorized officers as of the date first above written.

Savings Institute Bank and Trust Company
("PURCHASER")

By:	/s/ Rheo A. Brouillard
Name: Rheo A. Brouillard
Title: President and CEO

The Bank of Southern Connecticut
("SELLER")

By:	/s/ Michael M. Ciaburri
Name: Michael M. Ciaburri
Title: President and CEO